Exhibit 10.9

NOTE

Senior Secured Convertible

$700,000.00	Loan Date: September 2, 2010

ALENTUS CORPORATION, a Nevada corporation (the “Borrower”), hereby promises to pay to the order of GEROVA ASSET BACKED HOLDINGS LP (the “Lender”), at the office of the Lender at 41 Madison Avenue, New York, New York 10010, in lawful money of the United States and in immediately available funds, the principal sum of SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00) pursuant to the Amended Credit Agreement (as defined below).

This is a Note referred to in that certain Amended Credit Agreement, Amendment Date August 31, 2010 between the Borrower and the Lender (as such agreement may be further amended from time to time the “Amended Credit Agreement”), and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in the Ameneded Credit Agreement. Capitalized terms used herein shall be defined as in the Amended Credit Agreement.

Interest.  The outstanding principal amount of the loan shall bear interest at a rate of four percent (4%) per annum, simple, from the Amendment Date to the Final Maturity Date.  The Borrower shall pay interest on the outstanding principal balance of the loan at the foregoing rate monthly in arrears on the first day of each month, with the first six months being interest free. Interest shall be computed on the basis of a 360-day year over the actual number of days elapsed during the interest only payment period. During the amortization payoff period the interest will be calculated using standard amortization principals.

Interest Upon Event of Default.  Upon the occurrence and during the continuance of an Event of Default, the Borrower shall on demand pay interest, to the extent permitted by law, on the unpaid Obligations at a rate per annum equal to eight percent (8%), but in no event in excess of the maximum rate permitted by applicable law.

Repayment of Loan.  (a) the loan is without interest for six months after Loan Date, followed by interest only for 24 months, followed by a five year amortization.

(b)

During the five year installment amortization period the outstanding principal sum of the loan, including interest thereon, shall be repaid in sixty (60) equal monthly installments on the balance outstanding. The Final Maturity Date is therefore Mar 1, 2018.

(c)

All outstanding Obligations shall be due and payable on the Facility Termination Date.

Optional Prepayment.  The Borrower may prepay the loan in whole or in part at any time without penalty or fee.

Manner of Payment.  All payments required to be made by the Borrower hereunder on account of principal, interest, or fees shall be made by check or wire transfer, in Dollars, in immediately available funds as set forth herein. Whenever any payment hereunder, or under any of the Financing Agreements, becomes due on a day on which the Lender is closed (as required or permitted by law or otherwise), such payment shall be made not later than the next succeeding Business Day, and such extension of time shall be included in the computation of interest.

Voluntary to Common Stock. The Holder shall have the right for as long as the loan is outstanding to convert the outstanding balance of the Note into common stock of the Company at 9 cents ($0.09 USD) per share. If the Note is converted then no accrued interest shall be payable on that portion which is converted.

Conversion Rights. The Holder shall be protected from (i) adjustments to conversion prices for stock splits, stock dividends and subdivisions of common stock, (ii) adjustments to conversion prices for reverse stock splits and combinations of common stock and (iii) adjustments for reclassification and reorganization as provided in the Company’s Articles of Incorporation Article 3 which defines the Company’s equity instruments.

General.

If any payment on this Note becomes due and payable on a day which is not a Business Day, such payment shall be extended to the next succeeding day on which is a Business Day, and if the date for any payment of principal is so extended, interest thereon shall be payable for the extended time.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Borrower and the Lender, or any holder hereof.

The Lender by notice to the Borrower may waive an existing Default or Event of Default and its consequences. A waiver of a Default or Event of Default by the Holder will not be deemed to be a waiver of any subsequent Default or Event of Default, as applicable.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, and shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Lender, its successors, endorsees and assigns. If any term or provisions of this note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions thereof shall in no way be affected thereby.

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IN WITNESS WHEREOF, the undersigned parties have caused this Note to be executed by their duly authorized representatives as of the date first above written.

Borrower: ALENTUS CORPORATION

Lender: Gerova Asset Backed Holdings LP

By: ASSAC General Partner, Inc, its general partner

By: /s/ William A. King

By:

Name: William A. King

Name:

Title:  Chief Executive Officer

Title:

attached: Schedule A. Expected Payment Table

Schedule A. Expected Payment Table Interest Only Period

Schedule A. Expected Payment Table Amortization Period